Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-216353) on Form S-3 and Form S-8 (Nos. 333-163638, 333-186324 and 333-214345) of Pebblebrook Hotel Trust of our report dated February 20, 2018, with respect to the consolidated balance sheets of LaSalle Hotel Properties as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), which report is incorporated by reference in the Form 8-K/A of Pebblebrook Hotel Trust dated February 13, 2019.

/s/ KPMG LLP

Chicago, Illinois
February 13, 2019